Exhibit 4.70

Confirmation Letter

Beijing QIYI Century Science & Technology Co., Ltd. (“QIYI Century”) and _______ have entered into _____________ dated _____________ (the “_____ Agreement”), whereby it is provided that the term of the agreement shall commence on ________ and end on ________, which term shall be renewable upon confirmation thereof by QIYI Century in writing. Based on the above provision, it is hereby confirmed by QIYI Century that the term of the agreement shall be renewed for a period of 10 years and end on _________.

(No text below)

/s/ Beijing QIYI Century Science & Technology Co., Ltd. (seal)

Dated: February 10, 2023

Schedule A

The following schedule sets forth similar Confirmation Letters QIYI Century entered into with other parties. Other than the information set forth below, there is no material difference between such other Confirmation Letters and this exhibit.

Original Agreement	Counterparties of Original Agreement	Execution Date of Original Agreement	Initial Term of Original Agreement	Updated Termination Date of Original Agreement
Exclusive Technology Consulting and Services Agreement	Shanghai iQIYI Culture Media Co., Ltd.	October 25, 2013	October 25, 2013 – October 25, 2023	October 25, 2033
Business Cooperation Agreement	Shanghai iQIYI Culture Media Co., Ltd., Xiaohua Geng, Yu Gong	October 25, 2013	October 25, 2013 – October 25, 2023	October 25, 2033
Loan Agreement	Xiaohua Geng, Yu Gong	October 25, 2013	December 12, 2012 – October 25, 2023	October 25, 2033
Exclusive Technology Consulting and Services Agreement	Shanghai Zhong Yuan Network Co., Ltd.	January 14, 2014	January 14, 2014 – January 14, 2024	January 14, 2034
Business Cooperation Agreement	Shanghai Zhong Yuan Network Co., Ltd., Yu Gong	January 14, 2014	January 14, 2014 – January 14, 2024	January 14, 2034
Loan Agreement	Yu Gong	January 14, 2014	January 14, 2014 – January 14, 2024	January 14, 2034